Exhibit 23
                         Independent Auditors' Consent

The Board of Directors
Anaren Microwave, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-19618, No. 33-1768, No. 33-36761 and No. 333-03193) on Form S-8 of Anaren
Microwave, Inc. of our report dated August 14, 1997, relating to the consolidated balance sheets of Anaren Microwave, Inc. and subsidiaries as of June 30, 1997 and June 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of Anaren Microwave, Inc.

                                                      KPMG Peat Marwick LLP

Syracuse, New York
September 18, 1997